Exhibit 5.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

October 28, 2014

Alliant Techsystems Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Alliant Techsystems Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (Registration No. 333-198460), as amended (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 28,813,498 shares of common stock (the “Shares”), par value $0.01 per share, of the Company, to be issued pursuant to the Transaction Agreement, dated as of April 28, 2014 (the “Transaction Agreement”), by and among the Company, Vista Outdoor Inc. (formerly Vista SpinCo Inc.), a Delaware corporation and a wholly owned subsidiary of the Company, Vista Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Orbital Sciences Corporation, a Delaware corporation (“Orbital”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company, as amended; (b) the Bylaws of the Company; (c) resolutions adopted by the Board of Directors of the Company on April 28, 2014; (d) various corporate records and proceedings relating to the organization of the Company and the issuance by the Company of the Shares; (e) the Registration Statement; and (f) the Transaction Agreement.  We have relied, with respect to certain factual matters, on representations of the Company and documents furnished to us by the Company.  We have also assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based on the foregoing and subject to the qualifications set forth herein and subject to compliance with applicable state securities laws, we are of opinion that the Shares, upon issuance and delivery in exchange for the issued and outstanding shares of common stock of Orbital, par value $0.01 per share, in accordance with the terms of Transaction Agreement and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement.  We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Alliant Techsystems Inc.

1300 Wilson Boulevard

Suite 400

Arlington, VA 22209